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                                                                  Exhibit 99.(i)

                                                November 21, 2003

EquiTrust Series Fund, Inc.
5400 University Avenue
West Des Moines, Iowa 50266-5997

Ladies and Gentlemen:

     We have acted as counsel to EquiTrust Series Fund, Inc., a Maryland corporation (the "Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 41 to the Fund's Registration Statement on Form N-1A (the "Post-Effective Amendment"), in connection with the public offering from time to time of any or all of those five billion (5,000,000,000) authorized shares of common stock, par value $.001 per share ("Shares"), that have been classified and designated as the Value Growth Portfolio, the Money Market Portfolio, the High Grade Bond Portfolio, the Strategic Yield Portfolio, the Blue Chip Portfolio, and the Managed Portfolio (each, a "Portfolio" and collectively, the "Portfolios"). The Shares have been further classified and designated as Class B Shares and Institutional Shares (each, a "Class" and collectively, the "Classes"), as follows: 625,000,000 have been further classified and designated as Value Growth Portfolio Class B Shares and 625,000,000 as Value Growth Portfolio Institutional Shares; 312,500,000 as Money Market Portfolio Class B Shares and 312,500,000 as Money Market Portfolio Institutional Shares; 625,000,000 as High Grade Bond Portfolio Class B Shares and 625,000,000 as High Grade Bond Portfolio Institutional Shares; 312,500,000 as Strategic Yield Portfolio Class B Shares and 312,500,000 as High Yield Bond Portfolio Institutional Shares; 312,500,000 as Blue Chip Portfolio Class B Shares and 312,500,000 as Blue Chip Portfolio Institutional Shares; and 312,500,000 as Managed Portfolio Class B Shares and 312,500,000 as Managed Portfolio Institutional Shares.

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Articles of Incorporation filed August 14, 1970, as amended by the Articles of Amendment filed August 1, 1977, the Articles of Amendment filed July 24, 1978, the Articles of Amendment filed November 25, 1987, the Articles Supplementary filed December 1, 1987, the Articles of Amendment filed November 25, 1991, the Articles Supplementary filed November 25, 1991, the Articles Supplementary filed November 25, 1996, the Articles Supplementary filed December 1, 1997, the Articles of Amendment filed December 1, 1997, the Articles of Amendment filed May 1, 1998, the Articles Supplementary filed May 16, 2002 and the Articles of Amendment filed August 26, 2003, the actions of the Fund's Board of Directors that authorize the approval of the foregoing documents, securities matters and the issuance of the

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Shares, the By-laws of the Fund, as amended, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Fund.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) any and all Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely for your use in connection with the filing of the Post- Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                    Very truly yours,

                                    /s/ Vedder, Price, Kaufman & Kammholz, P.C.

                                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

JAA/RJM